Exhibit 10.3

FOURTH AMENDMENT TO AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT (this “Fourth Amendment”) is made and entered into as of the 18th day of February, 2010, by and between INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company (“Lessor”), and IMPERIAL GROUP, L.P., a Delaware limited partnership (“Lessee”). All capitalized terms which are used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease (hereinafter defined).

WITNESSETH:

WHEREAS, Lessor and Lessee entered into that certain Amended and Restated Build to Suit Industrial Lease Agreement dated March 17, 2000, as amended by that certain First Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated June 22, 2000, as further amended by that certain Second Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 1, 2000, as further amended by that certain Third Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 31, 2000 (as amended, the “Lease”); and

WHEREAS, on October 8, 2009 (the “Petition Date”), Lessee’s parent company, Accuride Corporation (“Accuride”), filed a petition with the United States Bankruptcy Court for the District of Delaware under chapter 11 of the Bankruptcy Code, Case No. 09-13349; and

WHEREAS, Accuride has filed its Third Amended Plan of Reorganization for Accuride Corporation et al. (as amended from time to time, the “Plan”) and Accuride will seek entry of an order confirming the Plan; and

WHEREAS, Lessor and Lessee desire to amend the Lease with regard to the term and certain other matters and desire to make such amendments effective as of the Effective Date (as such term is defined in the Plan) of the Plan (the “Plan Effective Date”), all as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.             Effective Date.  The modifications to the Lease reflected in this Amendment will be effective as of the Plan Effective Date.

2.             Term.  Section 4(A) of the Lease is hereby amended in all respects necessary to reflect that the Initial Term is hereby extended to the date which is ten (10) years from the Plan Effective Date.

3.             Rent.  Sections 5(A) and 5(B) are hereby amended in all respects necessary to reflect that, commencing on the Plan Effective Date, the Base Rent shall be $3.09 per square foot of the Premises.  The Base Rent shall increase by two percent (2%) per annum on the first (1st) anniversary of the Plan Effective Date and by two percent (2%) per annum on each successive anniversary of the Plan Effective Date thereafter.

4.             Purchase Option.  Section 36 is hereby amended to delete the third grammatical sentence thereof and insert the following sentence in lieu thereof:

“In the event that the Lessee does not enter into a binding contract to purchase the Premises during such sixty (60) day period, then, subject to Lessee’s right of first refusal set forth in Section 37 hereof and Lessee’s Option to Purchase (hereinafter defined) set forth in Section 42 hereof, the Lessor shall have the right to sell the Premises to a third party upon terms and conditions acceptable to the Lessor.”

5.             Amendments to paragraphs 36 and 37.  The Lease is hereby amended by deleting the following sentence which was added by the Third Amendment to the end of each of paragraph 36 and 37:

“In the event Lessee purchases the Premises pursuant to this paragraph, Lessee shall be entitled at the closing of the purchase thereof to a credit against the purchase price in an amount equal to five (5%) percent of the gross purchase price (provided, however, that the terms and provisions of this paragraph are subject to the terms and provisions of that certain Specific Assignment, Subordination, Non-Disturbance and Attornment by and among Lessor, Lessee and Aid Association for Lutherans).”

6.             Right of Early Termination.  The following Section 41 is hereby added to the Lease as if originally part of the Lease:

“41.         Right of Early Termination.  Notwithstanding anything to the contrary contained herein, Lessee shall have a continuing option to terminate the Lease (“Termination Option”), which termination may occur at any time on or after March 1, 2016.  If Lessee desires to exercise the Termination Option, Lessee shall deliver Lessor written notice of Lessee’s exercise of the Termination Option, which notice must be received by Lessor no later than six (6) months prior to the desired termination date, which will be specified in the Lessee’s notice (the “Early Termination Date”) and which notice shall be accompanied by a termination fee in an amount equal to six (6) months of rent at the then applicable base rate, which such termination fee shall be fully refundable to Lessee in the event the Lease is not terminated for any reason.  If Lessee exercises its Termination Option in accordance with the foregoing, this Lease shall terminate as of 11:59 p.m. on the Early Termination Date.

7.             Option to Purchase.  The following Section 42 is hereby added to the Lease as if originally part of the Lease:

“42.         Option to Purchase:  At any time prior to the expiration of the then current term of this Lease (i.e., the Initial Term or any Renewal Term, as applicable) Lessee, upon giving written notice to Lessor (the “Option Notice”), shall have the right to purchase the Premises as set forth in this Section 42 (the “Option to Purchase”).  The purchase price shall be the Fair Market Value of the Premises as established pursuant to the appraisal procedure described on Exhibit “C” attached hereto.  If the Option to Purchase is exercised (i) the purchase price shall be paid at closing, which shall take place ninety (90) days following Lessor’s receipt of the Option Notice; (ii) Lessee shall take title subject only to those encumbrances of record in the Register’s Office of Sumner County, Tennessee as of the Plan Effective Date (exclusive any instrument evidencing a monetary lien, all of which shall be satisfied by Lessor and released of record at or prior to closing) and real property taxes for the then current year, but Lessee shall not be obligated to take title subject to any other lien or other encumbrance; (iii) adjustment and prorations for taxes, utility charges and insurance premiums are to be made as of the date of closing; (iv) the deed shall be a special warranty deed conveying marketable and insurable fee simple title to the Premises, subject only to the exceptions hereinabove referred to; (v) Lessor shall furnish Lessee an ALTA (Form B) owner’s policy of title insurance insuring title to the Premises subject only to the foregoing exceptions and to such other exceptions as Lessee may waive in writing; and (vi)

Lessor will pay all customary closing costs except that Lessee shall be responsible for recording costs, transfer taxes and its own attorney’s fees.

The parties hereby acknowledge and agree that the Option to Purchase set forth in this Section 42 shall be independent of and in addition to the purchase option set forth in Section 36 hereof.”

8.             Memorandum of Lease.  On the Plan Effective Date, the parties hereto agree to execute and deliver an amendment to the Memorandum of Lease, or other such instrument in recordable form, memorializing the Option to Purchase set forth in Section 42 hereof.

9.             Exhibit C.  Exhibit C attached hereto is hereby incorporated into and made a part of the Lease.

10.           Counterparts.  This Amendment may be executed in several counterparts, as long as each party to this Amendment executes at least one such counterpart.  Each of such counterparts shall be an original but all of the counterparts, when taken together, shall constitute one and the same instrument and shall become effective when each party hereto has executed at least one such counterpart. The parties hereto agree that a facsimile signature shall constitute an original signature hereunder.

11.           No Other Modifications.  Except as expressly provided hereby, the terms and provisions of the Lease shall continue in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day first above written.

LESSOR:

INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company

By:	/s/ Joe A. Hicks
Name:	Joe A. Hicks
Title:	Chief Manager

LESSEE:

IMPERIAL GROUP, L.P., a Delaware limited partnership

By:	/s/ William M. Lasky
Name:	William M. Lasky
Title:

Guarantor joins in the execution of this Fourth Amendment to the Lease solely for the purposes of consenting to the modifications to the Lease made herein.

GUARANTOR:

TRANSPORTATION TECHNOLOGIES

INDUSTRIES, INC., a Delaware corporation

By:	/s/ William M. Lasky
Name:	William M. Lasky
Title:

JOINDER TO FOURTH AMENDMENT TO

AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT

The undersigned, being the successor in interest to Aid Association for Lutherans (the “Lender”) and the holder of the indebtedness which is secured, in part, by a deed of trust lien on the Premises, joins in the execution of this Fourth Amendment to Amended and Restated Build to Suit Industrial Lease Agreement for the sole purposes of (a) consenting to the terms of such amendment, (b) agreeing that, nothwithstanding anything to the contrary set forth in that certain Specific Assignment Subordination, Nondisturbance and Attornment Agreement dated as of September 19, 2000, by and between Lessee, Lessor and Lender, of record at Book 1163, page 690, Register’s Office for Sumner County, Tennessee, Lender hereby agrees that the early termination option set forth in Section 41 of the Lease (as amended) shall survive any foreclosure of Lender’s lien on the Premises, any purchase conducted in connection therewith, or any conveyance pursuant to a deed-in-lieu of foreclosure (collectively, the “Default Conveyances”) and be binding upon any successors to Lessor following a Default Conveyance, subject to the terms of the Lease (as amended), and (c) agreeing that Lender shall give written notice to Tenant prior to any foreclosure by Lender of its lien on the Premises.

Lender:

Thrivent Financial for Lutherans

By:	/s/ Wayne C. Streck
Name:	Wayne C. Streck
Title:	Ass’t Vice President

Date:	2-18-2010

Exhibit C

Appraisal Process to Establish Fair Market Value

“Fair Market Value” of the Premises shall mean the value of the Premises as determined in this Exhibit “C”.  Not later than the (10) business days after Lessor’s receipt of the Option Notice, Lessor and Lessee shall each select one Appraiser (as defined below) to participate in the determination of Fair Market Value .  For all purposes under this Lease, the Fair Market Value of the Premises shall be based on the Fair Market Value of the Premises unencumbered by this Lease.  Within five (5) business days of such selection, the Appraisers so selected by Lessor and Lessee shall select a third Appraiser.  The three (3) selected Appraisers shall each determine the Fair Market Value of the Premises within thirty (30) days of the selection of the third appraiser.  Each of Lessee and Lessor shall pay the fees and expenses of any Appraiser which such party appoints pursuant to this Exhibit plus 50% of the cost of the third appraiser.

In the event either Lessor or Lessee fails to select a Appraiser within the time period set forth in the foregoing paragraph, the Appraiser selected by the other party shall alone determine the Fair Market Value of the Premises in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon Lessor and Lessee.

In the event the Appraisers selected by Lessor and Lessee are unable to agree upon a third Appraiser within the time period set forth in the first paragraph of this Exhibit, either Lessor or Lessee shall have the right to apply at their mutual expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises is located to name the third Appraiser.

Within five (5) business days after completion of the third Appraiser’s appraisal, all three Appraisers shall meet and a majority of the Appraisers shall attempt to determine the Fair Market Value of the Premises.  If a majority are unable to determine the Fair Market Value at such meeting, the three appraisals shall be added together and their total divided by three.  The resulting quotient shall be the Fair Market Value of the Premises.  If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded.  If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such Fair Market Value.  If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value.  In any event, the result of the foregoing appraisal process shall be final and binding.

Lessor and Lessee will exercise their respective best efforts to expedite the appraisal process and will cooperate fully and with all deliberate speed with each other and with all appraisers in order to allow the determination of Fair Market Value to be finally completed.  Notwithstanding anything else in this Exhibit, if any appraiser appointed hereunder fails to complete his or her report within thirty (30) days of his or her appointment, the Fair Market Value of the Premises will be determined by reference to the other report or reports completed within such period.

“Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in Tennessee and who has substantial experience in performing appraisals of facilities similar to the Premises.